Exhibit 5.1

701 BRAZOS STREET SUITE 1100 AUSTIN TEXAS 78701 TELEPHONE: 737.309.7000 FACSIMILE: 737.910.0730 WWW.MOFO.COM	morrison & foerster llp austin, beijing, berlin, boston, brussels, denver, hong kong, london, los angeles, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

May 5, 2023

Board of Directors

Sky Harbour Group Corporation

136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Sky Harbour Group Corporation (previously known as Yellowstone Acquisition Corp.), a Delaware corporation (the “Company”), in connection with its Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of (a) the issuance by the Company of up to an aggregate of 59,373,324 shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of the Company upon (i) the exercise of warrants (the “Private Warrants”) to purchase Class A Common Stock issued concurrently with the initial public offering of the Company (the “IPO”), (ii) the exercise of warrants issued in the IPO (the “Public Warrants” and, together with the Private Warrants, the “Warrants”), (iii) the conversion of common units (“Sky Common Units”) of Sky Harbour LLC, a Delaware limited liability company (“Sky”) and (iv) the conversion of outstanding incentive units of Sky (“Sky Equity Incentive Units”) and (b) the resale of Class A Common Stock and Warrants issued by the Company held by certain shareholders and holders of outstanding Warrants of the Company (the “Selling Stockholders”), as follows:

(i)

the issuance of up to 7,719,779 shares (the “Private Warrant Shares”) of Class A Common Stock that are issuable upon the exercise of the 7,719,779 Private Warrants, all of which are authorized but heretofore unissued shares;

(ii)

the issuance of up to 6,799,439 shares (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) of Class A Common Stock that are issuable upon the exercise of 6,799,439 Public Warrants;

(iii)

the issuance of up to 42,046,356 shares (the “Sky Common Unit Shares”) of Class A Common Stock issuable upon the redemption of 42,046,356 Sky Common Units issued to directors, officers and affiliates of Sky upon the consummation of the business combination (the “Business Combination”) pursuant to that certain Equity Purchase Agreement, dated as of August 1, 2021 (the “Equity Purchase Agreement”);

(iv)

the issuance of 2,807,750 shares (the “Sky Equity Incentive Unit Shares” and, together with the Sky Common Unit Shares, the “Primary Shares”) of Class A Common Stock issuable upon redemption of Sky Common Units, which are issuable upon conversion of outstanding Sky Equity Incentive Units at the election of the holders; and

Board of Directors

Sky Harbour Group Corporation

May 5, 2023

Page Two

(v)	the resale of up to 7,719,779 Private Warrant Shares;

(vi)	the resale of the Private Warrants; and

(vii)

the resale by the Selling Stockholders of (a) the Sky Common Unit Shares,  (b) the Sky Equity Incentive Unit Shares, (c) 145,894 shares of Class A Common Stock that have been issued upon redemption of Sky Common Units (d) 5,500,000 shares of Class A Common Stock originally issued to BOC YAC Funding LLC (“BOC YAC”) in respect of the Sky Common Units that were converted at the closing of the Business Combination, (e) 4,500,000 shares of Class A Common Stock issued to BOC YAC in a private placement that closed simultaneously with the closing of the Business Combination and (f) 3,399,724 shares of Class A Common Stock issued upon conversion of shares held by BOC Yellowstone LLC and its certain affiliates in connection with the Business Combination (the shares of Class A Common Stock described in (c), (d), (e) and (f),  collectively, the “Outstanding Secondary Shares.”.

The Warrants are governed under the terms of that certain Warrant Agreement, dated as of October 21, 2020 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, LLC.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration of the Warrant Shares, the Private Warrants and the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Class A Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrant Agreement) will not be adjusted to an amount below the par value per share of the shares of Class A Common Stock.

Board of Directors

Sky Harbour Group Corporation

May 5, 2023

Page Three

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect, and, with respect to the Warrants, the laws of the State of New York as currently in effect. We express no opinion as to the enforceability of the New York choice-of-law provision contained in the Warrant Agreement. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.

The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.	The Private Warrants constitute valid and legally binding obligations of the Company.

3.

The Sky Common Unit Shares and the Sky Equity Incentive Unit Shares have been duly authorized and, when issued and paid for upon redemption of the Sky Common Units and the Sky Equity Incentive Units, as applicable, in accordance with the terms of the Sky Common Units set forth in the Third Amended and Restated Operating Agreement of Sky Harbour LLC, will be validly issued, fully paid and nonassessable.

4.	The Outstanding Secondary Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Our opinions expressed herein are subject to the following qualifications and exceptions:

a.

The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

b.

Limitations imposed by general principles of equity upon the availability of equitable remedies, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

c.

We express no opinion as to the applicability of any regulatory statute, or rule or regulation of any regulatory agency, to the Company or the effect of any such statute, rule or regulation on the opinions expressed herein.

d.

We express no opinion as to compliance with applicable antifraud statutes, and rules or regulations of applicable foreign, state and federal laws concerning the issuance or sale of the Class A Common Stock or the Warrants.

e.

Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

f.

We express no opinion as to the validity or legally binding effect of Section 4.4 of the Warrant Agreement or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

Board of Directors

Sky Harbour Group Corporation

May 5, 2023

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This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP